AMENDMENT
TO
EMPLOYMENT AGREEMENT

WHEREAS, the Board of Directors of Clinigence Holdings, Inc. (the “Company”) has approved that a Gross-Up Payment (as defined below) be payable to the extent that an Excise Tax (as defined below) is or becomes assessable against Warren Hosseinion (the “Employee”) because any payments received by the Employee in connection with the transactions contemplated under the Agreement and Plan of Merger by and among the Company, Nutex Health Holdco LLC, Nutex Acquisition LLC and the other parties thereto (the “Merger Agreement”) or otherwise constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended.

NOW, THEREFORE, pursuant to the employment agreement by and between AHA and the Employee dated July 1, 2020 (the “Employment Agreement”), which was assumed by the Company, the Employment Agreement is hereby amended by deleting Section 18 and replacing it in its entirety as set forth below, effective upon the Closing (as defined under the Merger Agreement) with respect to payments made at any time:

“18. Gross Up Payment

(a) In the event the Employee becomes entitled to any amount or benefit payable or provided under this Agreement or any other agreement, policy, plan, program or arrangement with the Company or its subsidiaries or affiliates, or the lapse or termination of any restriction under any agreement, policy, plan, program or arrangement with the Company or its subsidiaries or affiliates (collectively, the “Payments”), and any of such Payments become subject to the tax imposed by Section 4999 of the Code (the “Excise Tax”) by reason of being “parachute payments” within the meaning of Section 280G of the Code, by and between the Employee and the Company, the Company shall pay to the Employee an additional amount (a “Gross-Up Payment”) such that, after the Employee’s payment of the federal, state and local income taxes (taking into account the loss of itemized deductions), employment tax (together with any interest or penalties with respect thereto) and Excise Tax on the Gross-Up Payment, the Employee retains a net amount equal to the Excise Tax imposed upon the Payments. A Gross-Up Payment shall be paid to the Employee or withheld and made on the Employee’s behalf to the applicable taxing authorities as soon as reasonably practicable, but in no event later than twenty (20) business days, after the later of the date that it is determined that a Payment is subject to the Excise Tax and the date that the Excise Tax is required to be withheld and paid to the applicable taxing authorities.

(b) Any determination required under this Section 18 shall be made in writing by a third party selected by the Company’s Chief Employee Officer prior to the Closing (the “Firm”), whose determination shall be conclusive and binding upon the Employee and the Company for all purposes. For purposes of making the calculations required by this Section 18, the Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the

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application of Sections 280G and 4999 of the Code, including what constitutes “reasonable compensation” for purposes of Section 280G of the Code.

(c) The Company and the Employee shall furnish to the Firm such information and documents as the Firm may reasonably request in order to make a determination hereunder. The Company shall bear all costs the Firm may reasonably incur in connection with any calculations contemplated hereunder. The Firm shall be required to provide its determination as soon as reasonably practicable, but in no event later than thirty (30) days after the Closing, and at such later time as reasonably requested in writing by the Employee.

(d) If the Firm determines that no Excise Tax is payable by the Employee, the Employee will be provided detailed information to support that the Employee have a reasonable basis not to report any Excise Tax on the Employee’s federal, state or local income or other tax return, which information shall address what portion, if any, of the Payment constitutes “reasonable compensation” for purposes of Section 280G of the Code. If the Firm determines that an Excise Tax will be assessed with respect to the Payments, the Employee will be provided with detailed information for such position, including the basis for determining what portion, if any, of the Payments constitutes “reasonable compensation” for purposes of Section 280G of the Code.

(e) If the Excise Tax is subsequently determined, either by the Firm or a taxing authority, to be less than the amount determined hereunder, the Employee shall repay to the Company, within five business days after the amount of such reduction in Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction (plus the portion of the Gross-Up Payment attributable to the Excise Tax and federal and state and local income tax imposed on the Gross-Up Payment being repaid by the Employee to the extent that such repayment results in a reduction in Excise Tax and/or federal and state and local income tax deduction).

(f) The Employee is required to notify the Company promptly, but in no event later than ten (10) business days after receipt, of any written claim by any taxing authority that, if successful, would require the Employee to pay additional Excise Tax and/or any other taxes with respect to the Payments or the Gross-Up Payment that exceed the Gross-Up Payment previously made to the Employee. The Employee shall not pay such claim prior to the expiration of the thirty (30)-day period following the date on which the Employee gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Employee in writing prior to the expiration of such period that it desires to contest such claim, the Employee shall (i) give any information reasonably requested by the Company relating to such claim; (ii) take such action in connection with contesting such claim as shall reasonably request in writing from time to time, including, without limitation, coordinate with accepting legal representation with respect to such claim by an attorney expert in such area reasonably selected by the Company, it being understood that the Employee may also retain separate counsel at his sole cost; (iii) cooperate with the Company in good faith in order effectively to contest such claim, and (iv) permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay during the period of representation directly all costs and expenses (including additional

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interest and penalties) incurred in connection with such contest and shall indemnify and hold the Employee harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim. In all events, the Company’s control of any contest shall be limited to issues the resolution of which would impact whether a Gross-Up Payment would be payable hereunder. The Employee shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority, and the Employee shall control any extension of the statute of limitations with respect to matters other than those directly related to the Excise Tax.

(g) If the Excise Tax is subsequently determined by the taxing authority to exceed the amount of the Gross-Up Payment, the Company shall make an additional Gross-Up Payment in respect of such excess within five business days after the date that the amount of such excess is finally determined. In the event that the subsequent determinations as to the Excise Tax affect earlier Gross-Up Payment calculations under this Section 18, such amounts will be recalculated and the provisions of this Section 18 applied based on the revised calculations.

(h) Notwithstanding the preceding paragraphs of this Section 18, references to the Company shall include its successors, and Gross-Up Payments shall in no event be made later than the end of the year following the year in which the Employee remits the related taxes to the applicable taxing authorities. In all events the additional Gross-Up Payments shall be made not later than the end of the year following the year in which the taxes that are the subject of an audit or litigation are remitted to the applicable taxing authority, or where as a result of such audit or litigation no taxes are remitted, the end of the year following the year in which the audit is completed or there is a final and nonappealable settlement or other resolution of the litigation, consistent with the requirements of Section 409A of the Code.”

IN WITNESS WHEREOF, the parties have executed this Amendment to Employment Agreement as of the date above written.

EMPLOYEE	CLINIGENCE HOLDINGS, INC.
______________________ Dr. Warren Hosseinion	___________________________ By: Michael Bowen Title: Chief Financial Officer